Exhibit 5.1

January 9, 2007

Allianz SE

Königinstraße 28

80802 Munich, Germany

Ladies and Gentlemen:

I, the undersigned, am the General Counsel of Allianz SE, a European Company (“Allianz SE”) incorporated in Germany and organized under the laws of the Federal Republic of Germany (“Germany”) and the European Union. In that capacity, I have acted as legal adviser in Germany to and on behalf of Allianz SE in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-8 of Allianz SE (the “Registration Statement”) in connection with the registration of 250,000 ordinary shares, no par value (the “Ordinary Shares”), of Allianz SE.

As legal adviser, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction of (i) the Registration Statement, (ii) the Statutes (Satzung) of Allianz SE as in effect on the date hereof, (iii) an excerpt dated January 9, 2007, with respect to Allianz SE from the commercial register at the Local Court (Amtsgericht) of Munich (the “Excerpt”), and such corporate records, certifications and other documents, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents and that no entries have been made in the commercial register since the date of the Excerpt. As to any facts material to this opinion which were not independently established or verified by me, statements and representations of officers and other representatives of Allianz SE and others have been relied upon.

Allianz SE	-2-

Subject to the foregoing, it is my opinion, as of the date hereof, that the Ordinary Shares will, when issued and sold as contemplated by the Registration Statement, be validly issued, fully paid and non-assessable (nicht nachschusspflichtig).

The foregoing opinion is limited to the laws of Germany, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered to you for your use solely in connection with the Registration Statement and may not be used for any other purpose without my prior written consent. I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, I do not admit that I am a member of that class of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dr. Peter Hemeling
Dr. Peter Hemeling